Exhibit 99.1

908 Devices Appoints Jeff George and Fenel Eloi to its Board of Directors

Company adds two directors with financial, pharmaceutical, and consumable business expertise

Boston, MA – February 23, 2021 – 908 Devices Inc. (NASDAQ: MASS), a pioneer of purpose-built handheld and desktop mass spec devices for chemical and biomolecular analysis, today announced it has appointed Jeff George and Fenel Eloi to serve on its Board of Directors, effective immediately.

Mr. George brings more than two decades of global healthcare and corporate leadership experience across North America, Europe, and emerging markets. He served as the global division head and CEO of two $10 billion divisions of Novartis, Sandoz and Alcon, between 2008 and 2016, where in parallel he served on the Novartis Group executive committee. He also serves on the board of directors of Amneal Pharmaceutical (NYSE: AMRX), Dorian Therapeutics, and Wishbone Medical.

Fenel Eloi is a highly seasoned life science executive experienced in leading the transformation of small and mid-size companies to large operating global organizations. Mr. Eloi served as the CFO and then COO at Cell Signaling Technology, a bio reagents company, where he provided leadership in the transformation of the company to a global operation, between 2006 and 2018. He also serves on the board of directors of MitoTherapeutix, a privately held drug development biotech company.

"We are delighted to welcome Jeff and Fenel to 908 Devices’ Board of Directors. Jeff brings extensive experience in executive roles in the pharmaceutical market on a global scale, and Fenel has extensive finance and operational experience successfully scaling companies through high growth periods,” said Kevin Hrusovsky, Chairman of 908 Devices.

“I am honored to join the Board of Directors for 908 Devices, an innovative, high-growth company democratizing laboratory mass spectrometry with simple handheld and desktop devices which address critical-to-life applications,” said Mr. George. “I look forward to partnering with the Company’s talented leadership team as they continue to further develop their technology by reducing size and increasing analyte panels and capabilities to simplify the sample to answer process for customers.”

“I’m very excited for the opportunity to support 908 Devices in scaling up their operations as they make mass spec available to the masses,” said Mr. Eloi. “As we look to the future, I am confident that they are just scratching the surface as to what their proprietary platform can do and at its ultimate market potential.”

The Company also announced that Prof. J. Michael Ramsey and Sharon Kedar have chosen not to stand for re-election. Prof. Ramsey has been a director of 908 Devices since 2012 and Ms. Kedar since 2019. Both Prof. Ramsey and Ms. Kedar will continue to serve on the Board until the completion of the Annual Meeting of Stockholders in June, at which time Mr. George and Mr. Eloi are expected to stand for re-election to the Board by a vote of the Company’s stockholders.

"I echo Kevin Hrusovsky’s excitement for Jeff and Fenel joining our Board of Directors. I also want to personally thank both Mike and Sharon for the many contributions they have made,” said Kevin J. Knopp, CEO of 908 Devices. “From the beginning, Mike’s technical acumen has guided our pursuits. He has been a true partner and I look forward to his continuing contributions on our Scientific Advisory Board where he will serve as Co-Chair with our CTO, Dr. Christopher D. Brown. I am grateful to our board for their guidance and partnership. Over the coming months, we will continue to evaluate additional board candidates to further strengthen our board and add increased diversity.”

About 908 Devices

908 Devices is democratizing laboratory mass spectrometry with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics, and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic separations, software automation, and machine learning. To learn more about 908 Devices, visit: https://908devices.com/.

Forward Looking Statements

This press release includes “forward looking statements,” including with respect to the composition of the Company’s Board of Directors. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the SEC which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact	Media Contact
Carrie Mendivil	Emily Fang
IR@908devices.com	PAN Communications
908devices@pancomm.com